Exhibit 2.1

PLAN AND AGREEMENT OF MERGER
BETWEEN
B-L MERGER SUB, INC. (a Texas corporation)
AND
QUALITY RESOURCE TECHNOLOGIES, INC. (a Delaware corporation)

B-L MERGER SUB, INC., a Texas corporation (“B-L Merger Sub”) and QUALITY RESOURCE TECHNOLOGIES, INC., a Delaware corporation (“Quality Resource Technologies”), hereby agree as follows:

1. Plan Adopted.  A plan of merger merging B-L Merger Sub with and into Quality Resource Technologies (this “Plan of Merger”), pursuant to the provisions of Articles 5.01, et seq., of the Texas Business Corporation Act (the “TBCA”), Section 252 of the Delaware General Corporation Law (the “DGCL”), and Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, is adopted as follows:

(a) B-L Merger Sub shall be merged with and into Quality Resource Technologies, to exist and be governed by the laws of the State of Delaware.

(b) Quality Resource Technologies shall be the surviving corporation (the “Surviving Corporation”).

(c) When this Plan of Merger shall become effective, the separate existence of B-L Merger Sub shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and properties of B-L Merger Sub and shall be subject to all the debts and liabilities of such corporation in the same manner as if the Surviving Corporation had itself incurred them.  All rights of creditors and all liens upon the property of each constituent entity shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the merger (the “Merger”).

(d) The Surviving Corporation will be responsible for the payment of all fees and franchise taxes of the constituent entities payable to the State of Delaware, if any.

(e) The Surviving Corporation will carry on business with the assets of B-L Merger Sub, as well as the assets of Quality Resource Technologies.

(f) The Surviving Corporation will be responsible for the payment of the fair value of shares, if any, required under Articles 5.01, et seq., of the TBCA or Section 262 of the DGCL.

(g) The shareholders of B-L Merger Sub will surrender all of their shares in the manner hereinafter set forth.

(h) In exchange for the shares of B-L Merger Sub surrendered by its shareholders, the Surviving Corporation will issue and transfer to such shareholders on the basis hereinafter set forth, shares of its common stock.

(i) The presently issued shares of Quality Resource Technologies will be cancelled.

(j) A copy of this Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of any constituent corporation.

(k) The authorized capital stock of B-L Merger Sub is 100,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.

(l) The authorized capital stock of Quality Resource Technologies is 200,000,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

2. Effective Date.  The effective date of the Merger (the “Effective Date”) shall be the date of the filing of Articles of Merger and Certificate of Merger for B-L Merger Sub and Quality Resource Technologies in the States of Texas and Delaware, respectively.

3. Submission to Shareholders.  This Plan of Merger shall be submitted for approval separately to the shareholders of B-L Merger Sub and Quality Resource Technologies in the manner provided by the laws of the States of Texas and Delaware.

4. Manner of Exchange.  On the Effective Date, the shareholders of B-L Merger Sub shall surrender their stock certificates to Quality Resource Technologies in exchange for shares of the Surviving Corporation to which they are entitled.

5. Basis of Exchange.  The holders of shares of the common stock, par value $1.00 per share, of B-L Merger Sub shall be entitled to receive 1,500 shares of the common stock, $0.01 par value per share, of Quality Resource Technologies for every share of the common stock of B-L Merger Sub held by the common shareholders of B-L Merger Sub.  In addition, the currently issued 1,000 shares of the common stock of B-L Merger Sub will be cancelled.  As a result, following the merger, the current common shareholders of B-L Merger Sub will hold all of the issued and outstanding shares of the common stock of the Surviving Corporation, par value $0.01 per share.

6. Directors and Officers.

(a) The present Board of Directors of Quality Resource Technologies shall serve as the Board of Directors of the Surviving Corporation until such time as their successors have been elected and qualified.

(b) If a vacancy shall exist on the Board of Directors of the Surviving Corporation on the Effective Date, such vacancy may be filled by the Board of Directors as provided in the Bylaws of the Surviving Corporation.

(c) All persons who, on the Effective Date, are executive or administrative officers of Quality Resource Technologies shall be officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine.  The Board of Directors of the Surviving Corporation may elect or appoint such additional officers as it may deem necessary or appropriate.

7. Certificate of Incorporation.  The Certificate of Incorporation of Quality Resource Technologies, existing on the Effective Date, a copy of which is attached hereto as Exhibit A and incorporated herein for all purposes, shall continue in full force as the Certificate of Incorporation of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

8. Bylaws.  The Bylaws of Quality Resource Technologies existing on the Effective Date, a copy of which are attached hereto as Exhibit B and incorporated herein for all purposes, shall continue in full force as the Bylaws of the Surviving Corporation until altered, amended, or repealed as provided therein or as provided by law.

9. Copies of the Plan of Merger.  A copy of this Plan of Merger is on file at 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, the principal offices of B-L Merger Sub, and 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, the principal offices of Quality Resource Technologies.  A copy of this Plan of Merger will be furnished to any shareholder of B-L Merger Sub or Quality Resource Technologies, on written request and without cost.

10. Contractual Consents Needed.  The parties to this Plan of Merger shall have obtained, at or prior to the Effective Date, all consents required for the consummation of the transactions contemplated by this Plan of Merger from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of their respective businesses, properties, or assets are subject.

11. Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to B-L Merger Sub, addressed to David A. Grossman at 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, telephone (713) 961-9299, telecopier (713) 482-0999, and e-mail Info@balticintl.com; and if to Quality Resource Technologies, addressed to David A. Grossman at 6002 Rogerdale Road, Suite 500, Houston, Texas 77072, telephone (713) 961-9299, telecopier (713) 482-0999, and e-mail Info@balticintl.com.  Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

12. Legal Construction.  In case any one or more of the provisions contained in this Plan of Merger shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Plan of Merger shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13. Benefit.  All the terms and provisions of this Plan of Merger shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their successors and permitted assigns.

14. Law Governing.  This Plan of Merger shall be construed and governed by the laws of the State of Delaware, and all obligations hereunder shall be deemed performable in Houston, Texas.

15. Perfection of Title.  The parties hereto shall do all other acts and things that may be reasonably necessary or proper, fully or more fully, to evidence, complete or perfect this Plan of Merger, and to carry out the intent of this Plan of Merger.

16. Cumulative Rights.  The rights and remedies of any party under this Plan of Merger and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

17. Waiver.  No course of dealing on the part of any party hereto or its agents, nor any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Plan of Merger or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

18. Construction.  Whenever used herein, the singular number shall include the plural, the plural number shall include the singular, and the masculine gender shall include the feminine.

19. Multiple Counterparts.  This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Plan of Merger on September 20, 2010.

B-L MERGER SUB, INC.

By /s/ David A Grossman
David A. Grossman, Chief Executive Officer

QUALITY RESOURCE TECHNOLOGIES, INC.
By /s/ David A Grossman
David A. Grossman, Chief Executive Officer

Attachments:
Exhibit A – Certificate of Incorporation of Quality Resource Technologies, Inc.
Exhibit B – Bylaws of Quality Resource Technologies, Inc.

EXHIBIT A
CERTIFICATE OF INCORPORATION OF
QUALITY RESOURCE TECHNOLOGIES, INC.,
A Delaware corporation

EXHIBIT B
BYLAWS OF
QUALITY RESOURCE TECHNOLOGIES, INC.,
A Delaware corporation